Exhibit 23.1

We consent to the inclusion in the Registration Statement (Form S-1/A10) of E-Check Holdings, Inc. of our report dated May 30, 2013, with respect to the balance sheets as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the years ended December 31, 2012 and 2011, and for the period from inception on May 2, 2005 through December 31, 2012 to be included in this Registration Statement.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Sam Kan & Company
Firm’s Manual Signature

Alameda, CA
City, State

November 21, 2013
Date